UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 19, 2008

ALPHA INNOTECH CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-14257	58-1729436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Merced Street, San Leandro, California	94577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 483-9620

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

As announced on August 21, 2008, Mr. Michael Henighan, the Company’s current Corporate Controller, was appointed Chief Financial Officer (principal financial officer and principal accounting officer) of the Company, effective August 21, 2008,  to replace Mr. Ron Bissinger, who will continue to serve in his role as the Company’s Chief Executive Officer (principal executive officer) and Chief Operating Officer.

Pursuant to his employment offer letter, Mr. Henighan will be entitled to receive cash compensation equal to $160,000 annually and be eligible to receive an annual bonus of up to $40,000  based upon achievement of certain milestones.    The foregoing summary is qualified in its entirety by reference to the offer letter, a copy of which is filed as an exhibit 10.1 hereto.

Additionally, on August 19, 2008, Mr. Henighan was granted an option to purchase 30,000 shares of Common Stock, which will vest over a four-year period with 25% of the shares vesting one year from August 19, 2008, and at a rate of 1/48th of the shares per month for the remaining 36 months, for so long as Mr. Henighan continues to be employed by the Company.  The exercise price of the option is the closing price of the company ’s Common Stock on the grant date.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

10.1     Offer letter for Mr. Henighan dated August 19, 2008

99.1           Press Release of Alpha Innotech Corp. dated August 21, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA INNOTECH CORP.

Date:                      August 21, 2008                                                      By:           /s/ Ron Bissinger
Ron Bissinger
Chief Executive Officer